Exhibit (d)(3)

FEE WAIVER AGREEMENT

THIS FEE WAIVER AGREEMENT (the “Agreement”) is signed as of                     , 2008 by Nomura Asset Management U.S.A. Inc. (the “Investment Advisor”) and The Japan Fund, Inc. (the “Fund”).

WHEREAS, the Board of Directors of the Fund has approved the selection of the Investment Advisor as the investment advisor for the Fund, subject to approval by the shareholders of the Fund of the proposed investment advisory agreement (the “Investment Advisory Agreement”) between the Fund and the Investment Advisor;

WHEREAS, the Investment Advisor has previously agreed to waive a portion of its fee under the Investment Advisory Agreement for a period of twenty-four months; and

WHEREAS, the Investment Advisor understands and intends that the Fund will rely on this Agreement in preparing a proxy statement seeking shareholder approval of the Investment Advisory Agreement, in subsequently preparing a post-effective amendment to its registration statement on Form N-1A and in accruing the expenses of the Fund for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so.

NOW, THEREFORE, the Investment Advisor agrees to waive a portion of its investment advisory fee so that, for the period of this Agreement, the investment advisory fee shall be calculated and paid as follows: the Corporation shall pay the Investment Advisor on the last day of each month a fee equal to 1/12 of 0.50 of 1 percent of the average daily net assets (as defined in the Investment Advisory Agreement) of the Fund for such month; provided that, for any calendar month during which the average of such values exceeds $200 million, the fee payable for that month based on the portion of the average of such values in excess of $200 million shall be 1/12 of 0.45 of 1 percent of such portion; and provided that, for any calendar month during which the average of such values exceeds $400 million, the fee payable for that month based on the portion of the average of such values in excess of $400 million shall be 1/12 of 0.40 of 1 percent of such portion.

This contractual fee waiver shall be effective for a period of twenty-four (24) months from the date on which the Investment Advisory Agreement becomes effective.

IN WITNESS WHEREOF, the Investment Advisor and the Fund have agreed to this Fee Waiver Agreement as of the day and year first above written.

NOMURA ASSET MANAGEMENT U.S.A. INC.

By:
Name:
Title:

THE JAPAN FUND, INC.

By:
Name:
Title: